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Exhibit 5.1

DLA Piper LLP (US) 33 Arch Street, 26th Floor Boston, Massachusetts 02110-1447 T: (617) 406-6000 F: (617) 406-6100

April 13, 2012

BlackStratus, Inc.
1551 South Washington Avenue
Piscataway, NJ 08854

Re: Registration Statement (No. 333-                  ) on Form S-1

Gentlemen:

        We have acted as counsel to BlackStratus, Inc., a Delaware corporation ("BlackStratus"), in connection with the preparation and filing of a registration statement on Form S-1 (No. 333-                  ) (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the proposed public offering of shares (the "Shares") of BlackStratus' common stock, par value $0.0001 (the "Common Stock"), by BlackStratus.

        We have reviewed BlackStratus' Third Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") and By-laws (the "By-laws"), a form of Fourth Amended and Restated Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware prior to the effectiveness of the Registration Statement (the "Fourth Restated Certificate"), a form of Fifth Amended and Restated Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware immediately prior to the consummation of the offering (the "Fifth Restated Certificate"), and records of proceedings of BlackStratus' board of directors relating to the issuance of the shares of Common Stock covered by the Registration Statement and such other documents, instruments and matters of law as we have deemed necessary to the rendering of this opinion. In such review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and corporate officers of BlackStratus.

        Based on the foregoing, and assuming the filing of the Fourth Restated Certificate and Fifth Restated Certificate, we are of the opinion that the Shares described in the Registration Statement have been duly authorized, and are (and in the case of the Shares to be offered by BlackStratus, when issued by BlackStratus as described in the Registration Statement as amended through the date of the offering, will be) validly issued, fully paid and non-assessable.

        We are admitted to practice in the State of Massachusetts, and we express no opinion as to matters governed by any laws other than the laws of the State of Massachusetts, the Delaware General Corporation Law and the Federal laws of the United States of America. The reference and limitation to "Delaware General Corporation Law" includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

        We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)

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  Exhibit 5.1